Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
melissa.napier@usfoods.com	sara.matheu@usfoods.com

US Foods Reports Second Quarter Fiscal 2021 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) August 9, 2021 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter of fiscal 2021. In this press release, we refer to certain organic financial results. Organic financial results exclude contributions from Smart Foodservice through April 23, 2021. Smart Foodservice was acquired on April 24, 2020.

Second Quarter Fiscal 2021 Highlights
•Total case volume increased 53.5%; independent restaurant case volume increased 79.1%
•Total organic case volume increased 50.3%; organic independent restaurant case volume increased 74.4%
•Net sales increased 68.0% to $7.7 billion
•Gross profit increased 74.2% to $1.2 billion
•Net income available to common shareholders was $46 million
•Adjusted EBITDA increased 277.3% to $332 million
•Diluted EPS was $0.20; Adjusted Diluted EPS was $0.58

Six Month Fiscal 2021 Highlights
•Total case volume increased 22.1%; independent restaurant case volume increased 38.5%
•Total organic case volume increased 17.5%; organic independent restaurant case volume increased 32.0%
•Net sales increased 28.1% to $14.0 billion
•Gross profit increased 25.0% to $2.2 billion
•Net income available to common shareholders was $7 million
•Adjusted EBITDA increased 90.2% to $504 million
•Diluted EPS was $0.03; Adjusted Diluted EPS was $0.69

CEO Perspective
"The commitment to excellence demonstrated by our associates has fueled our very strong second quarter results," said Chairman and CEO Pietro Satriano. "As markets around the United States reopen without restrictions, we have seen strong demand for our products, services and consultative expertise. While supply chain labor is expected to remain challenging for the next few quarters, we remain focused on delivering profitable growth as our industry continues to recover."

Second Quarter Fiscal 2021 Results
Total case volume increased 53.5% from the prior year, while total organic case volume increased 50.3%. Independent restaurant case volume increased 79.1%, while organic independent restaurant case volume increased 74.4%. Net sales of $7.7 billion increased 68.0% from the prior year. The increase in both case volume and Net sales was a result of markets lifting in-person dining restrictions on restaurants and an increase in leisure travel.

COVID-19 related restrictions on in-person dining and travel more heavily impact the second quarter of fiscal 2020 compared to the second quarter of fiscal 2021. Net sales also benefited from food cost inflation of 8.2% in the second quarter.

Gross profit of $1.2 billion increased $498 million, or 74.2%, from the prior year, primarily as a result of an increase in total case volume and inflation in multiple product categories, including poultry, pork and disposables. The increase in Gross profit was partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 15.3%. Adjusted Gross profit was $1.3 billion, an increase of $536 million or 73.4% from the prior year, primarily driven by an increase in total case volume and product cost inflation. Adjusted Gross profit as a percentage of Net sales was 16.5%.

Operating expenses were $1.0 billion, an increase of $315 million or 43.2% from the prior year. The increase was primarily due to higher distribution and labor costs as a result of an increase in total case volume and a $75 million benefit to our allowance for doubtful accounts in the second quarter of 2020 that did not reoccur in the current quarter. These increases were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Operating expenses as a percent of Net sales were 13.6%. Adjusted Operating expenses were $940 million, an increase of $294 million or 45.5% from the prior year, primarily due to higher distribution and labor costs as a result of an increase in total case volume, which were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Adjusted Operating expenses as a percent of Net sales were 12.3%.

Net income available to common shareholders was $46 million, an increase of $143 million compared to the prior year. Adjusted EBITDA was $332 million, an increase of $244 million or 277.3%, compared to the prior year. Diluted EPS was $0.20; Adjusted Diluted EPS was $0.58.

Six Month Fiscal 2021 Results
Total case volume increased 22.1% from the prior year, while total organic case volume increased 17.5%. Independent restaurant case volume increased 38.5%, while organic independent restaurant case volume increased 32.0%. Net sales of $14.0 billion increased 28.1%. The increase in both case volume and Net sales occurred in the second quarter and was primarily the result of markets lifting in-person dining restrictions on restaurants and an increase in leisure travel. Net sales also benefited from food cost inflation of 5.6% in the first six months of the year.

Gross profit of $2.2 billion increased $435 million, or 25.0%, from the prior year, primarily as a result of an increase in total case volume, inflation in multiple product categories, including poultry, pork and disposables and the addition of Smart Foodservice. The increase in Gross profit was partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 15.6%. Adjusted Gross profit was $2.3 billion, an increase of $507 million or 28.4% from the prior year, primarily driven by an increase in total case volume, product cost inflation and the addition of Smart Foodservice. Adjusted Gross profit as a percentage of Net sales was 16.4%.

Operating expenses were $2.0 billion, an increase of $98 million or 5.1% from the prior year. The increase was primarily due to higher distribution and labor costs as a result of an increase in total case volume and the addition of Smart Foodservice. These increases were partially offset by cost savings initiatives put in place during the second half of fiscal 2020 and a $110 million benefit to our allowance for doubtful accounts in the first six months of fiscal 2021 compared to the first six month of fiscal 2020. Operating expenses as a percent of Net sales were 14.5%. Adjusted Operating expenses were $1.8 billion, an increase of $271 million or 17.7% from the prior year, primarily due to higher distribution and labor costs as a result of an increase in total case volume and the addition of Smart Foodservice, which were partially offset by cost savings initiatives put in place during the second half of fiscal 2020. Adjusted Operating expenses as a percent of Net sales were 12.9%.

Net income available to common shareholders was $7 million, an increase of $236 million compared to the prior year. Adjusted EBITDA was $504 million, an increase of $239 million or 90.2%, compared to the prior year. Diluted EPS was $0.03; Adjusted Diluted EPS was $0.69.

Cash Flow and Capital Transactions

Net cash provided by operating activities in the first six months of fiscal 2021 was $250 million, a decrease of $520 million from the prior year. Net cash provided by operating activities for the first six months of fiscal 2020 benefited from a reduction in working capital needs related to the COVID-19 pandemic. Cash capital expenditures for the first six months of fiscal 2021 totaled $107 million, a decrease of $24 million from the prior year period due to the timing of capital projects in fiscal 2021.

Net Debt at the end of the second quarter of fiscal 2021 was $4.8 billion. The ratio of Net Debt to Adjusted EBITDA was 5.4x at the end of the second quarter of fiscal 2021, compared to 7.6x at the end of fiscal 2020.

Conference Call and Webcast Information
US Foods' will host a live webcast to discuss second quarter fiscal 2021 results on Monday, August 9, 2021, at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 6898329. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 80 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home, the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining LIBOR or the replacement of LIBOR with an alternative reference rate; labor relations and costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; costs and risks associated with current and changing government laws and regulations, and potential changes as a result of a new administration in the United States and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which was filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit) provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (5) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net (loss) income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net (loss) income is Net (loss) income excluding such items as Restructuring benefits and costs, asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net (loss) income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2021 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	July 3, 2021	January 2, 2021

ASSETS
Current assets:
Cash and cash equivalents	$699	$828
Accounts receivable, less allowances of $45 and $67	1,539	1,084
Vendor receivables, less allowances of $6 and $5	194	121
Inventories—net	1,560	1,273
Prepaid expenses	144	132
Assets held for sale	9	1
Other current assets	21	26
Total current assets	4,166	3,465
Property and equipment—net	1,976	2,021
Goodwill	5,625	5,637
Other intangibles—net	860	892
Deferred tax assets	18	1
Other assets	419	407
Total assets	$13,064	$12,423

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$177	$136
Accounts payable	1,904	1,218
Accrued expenses and other current liabilities	570	497
Current portion of long-term debt	117	131
Total current liabilities	2,768	1,982
Long-term debt	5,398	5,617
Deferred tax liabilities	281	270
Other long-term liabilities	510	505
Total liabilities	8,957	8,374
Mezzanine equity:
Series A convertible preferred stock	534	519
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,933	2,901
Retained earnings	668	661
Accumulated other comprehensive loss	(30)	(34)
Total shareholders’ equity	3,573	3,530
Total liabilities, mezzanine equity and shareholders' equity	$13,064	$12,423

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$7,663	$4,560	$13,958	$10,899
Cost of goods sold	6,494	3,889	11,786	9,162
Gross profit	1,169	671	2,172	1,737
Operating expenses:
Distribution, selling and administrative costs	1,044	714	2,016	1,906
Restructuring costs and asset impairment charges	1	16	4	16
Total operating expenses	1,045	730	2,020	1,922
Operating income (loss)	124	(59)	152	(185)
Other income—net	(6)	(4)	(13)	(10)
Interest expense—net	54	63	108	115
Loss on extinguishment of debt	—	—	23	—
Income (loss) before income taxes	76	(118)	34	(290)
Income tax provision (benefit)	21	(26)	3	(66)
Net income (loss)	$55	$(92)	$31	$(224)

Net income (loss)	$55	$(92)	$31	$(224)
Series A convertible preferred stock dividends	(9)	(5)	(24)	(5)
Net income (loss) available to common shareholders	$46	$(97)	$7	$(229)

Net income (loss) per share
Basic	$0.21	$(0.44)	$0.03	$(1.05)
Diluted	$0.20	$(0.44)	$0.03	$(1.05)

Weighted-average common shares outstanding
Basic	221,846,967	219,685,030	221,280,325	219,411,862
Diluted	225,206,584	219,685,030	224,988,618	219,411,862

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions)	July 3, 2021	June 27, 2020
Cash flows from operating activities:
Net income (loss)	$31	$(224)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	195	207
Loss on disposal of property and equipment—net	—	1
Loss on extinguishment of debt	23	—
Amortization of deferred financing costs	7	9
Deferred tax provision (benefit)	6	(44)
Share-based compensation expense	23	19
(Benefit) provision for doubtful accounts	(13)	106
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(516)	257
(Increase) decrease in inventories—net	(286)	142
Increase in prepaid expenses and other assets	(24)	(12)
Increase in accounts payable and cash overdraft liability	721	375
Increase (decrease) in accrued expenses and other liabilities	83	(66)
Net cash provided by operating activities	250	770
Cash flows from investing activities:
Acquisition of businesses—net of cash	—	(973)
Proceeds from sales of divested assets	5	7
Proceeds from sales of property and equipment	1	1
Purchases of property and equipment	(107)	(131)
Net cash used in investing activities	(101)	(1,096)
Cash flows from financing activities:
Proceeds from debt borrowings	900	3,645
Principal payments on debt and financing leases	(1,161)	(2,206)
Net proceeds from issuance of Series A convertible preferred stock	—	491
Dividends paid on Series A convertible preferred stock	(9)	—
Debt financing costs and fees	(18)	(33)
Proceeds from employee stock purchase plan	10	11
Proceeds from exercise of stock options	12	1
Tax withholding payments for net share-settled equity awards	(13)	(5)
Net cash (used in) provided by financing activities	(279)	1,904
Net (decrease) increase in cash, cash equivalents and restricted cash	(130)	1,578
Cash, cash equivalents and restricted cash—beginning of period	829	98
Cash, cash equivalents and restricted cash—end of period	$699	$1,676
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$88	$89
Income taxes paid—net	—	2
Property and equipment purchases included in accounts payable	27	14
Property and equipment transferred to assets held for sale	9	19
Leased assets obtained in exchange for financing lease liabilities	14	60
Leased assets obtained in exchange for operating lease liabilities	20	13
Cashless exercise of stock options	1	—
Paid-in-kind Series A convertible preferred stock dividends	15	5

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	July 3, 2021	June 27, 2020	Change	%
Net income (loss) available to common shareholders (GAAP)	$46	$(97)	$143	(147.4)%
Series A convertible preferred stock dividends	(9)	(5)	(4)	80.0%
Net income (loss) (GAAP)	55	(92)	147	(159.8)%
Interest expense—net	54	63	(9)	(14.3)%
Income tax provision (benefit)	21	(26)	47	(180.8)%
Depreciation expense	81	87	(6)	(6.9)%
Amortization expense	13	19	(6)	(31.6)%
EBITDA (Non-GAAP)	224	51	173	NM
Adjustments:
Restructuring costs and asset impairment charges (1)	1	16	(15)	(93.8)%
Share-based compensation expense (2)	13	12	1	8.3%
LIFO reserve change (3)	97	19	78	NM
Business transformation costs (4)	5	2	3	150.0%
COVID-19 bad debt benefit (5)	—	(75)	75	(100.0)%
COVID-19 product donations and inventory adjustments (6)	—	40	(40)	(100.0)%
COVID-19 other related expenses (7)	1	11	(10)	(90.9)%
Business acquisition and integration related costs and other (8)	(9)	12	(21)	(175.0)%
Adjusted EBITDA (Non-GAAP)	332	88	244	NM
Depreciation expense	(81)	(87)	6	(6.9)%
Interest expense—net	(54)	(63)	9	(14.3)%
Income tax provision, as adjusted (9)	(51)	13	(64)	NM
Adjusted net income (Non-GAAP) (10)	$146	$(49)	$195	NM

Diluted EPS (GAAP)	$0.20	$(0.44)	$0.64	(145.5)%
Restructuring costs and asset impairment charges (1)	—	0.07	(0.07)	(100.0)%
Share-based compensation expense (2)	0.05	0.05	—	—%
LIFO reserve change (3)	0.39	0.09	0.30	NM
Business transformation costs (4)	0.02	0.01	0.01	100.0%
COVID-19 bad debt benefit (5)	—	(0.34)	0.34	(100.0)%
COVID-19 product donations and inventory adjustments (6)	—	0.18	(0.18)	(100.0)%
COVID-19 other related expenses (7)	—	0.05	(0.05)	(100.0)%
Business acquisition and integration related costs and other (8)	(0.04)	0.05	(0.09)	(180.0)%
Income tax provision, as adjusted (9)	(0.04)	0.06	(0.10)	(166.7)%
Adjusted Diluted EPS (Non-GAAP) (11)	$0.58	$(0.22)	$0.80	NM

Weighted-average diluted shares outstanding (Non-GAAP) (12)	249,963,825	219,685,030

Gross profit (GAAP)	$1,169	$671	$498	74.2%
LIFO reserve change (3)	97	19	78	NM
COVID-19 product donations and inventory adjustments (6)	—	40	(40)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$1,266	$730	$536	73.4%

Operating expenses (GAAP)	$1,045	$730	$315	43.2%
Depreciation and amortization expense	(94)	(106)	12	(11.3)%
Restructuring costs and asset impairment charges (1)	(1)	(16)	15	(93.8)%
Share-based compensation expense (2)	(13)	(12)	(1)	8.3%
Business transformation costs (4)	(5)	(2)	(3)	150.0%
COVID-19 bad debt benefit (5)	—	75	(75)	(100.0)%
COVID-19 other related expenses (7)	(1)	(11)	10	(90.9)%
Business acquisition and integration related costs and other (8)	9	(12)	21	(175.0)%
Adjusted Operating expenses (Non-GAAP)	$940	$646	$294	45.5%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)Includes the change in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(6)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(7)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(8)Includes: (i) aggregate acquisition and integration related costs of $6 million and $14 million for the 13 weeks ended July 3, 2021 and June 27, 2020, respectively; and partially offset by (ii) favorable legal settlement recovery of $13 million for the 13 weeks ended July 3, 2021; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(9)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(10)Effective as of the first quarter 2021, we have presented Adjusted net income. Previously, we presented Adjusted net income available to common shareholders.
(11)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 12. Prior period amounts have been revised to conform with current year presentation.
(12)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data)	July 3, 2021	June 27, 2020	Change	%
Net income (loss) available to common shareholders (GAAP)	$7	$(229)	$236	(103.1)%
Series A convertible preferred stock dividends	(24)	(5)	(19)	NM
Net income (loss) (GAAP)	31	(224)	255	(113.8)%
Interest expense—net	108	115	(7)	(6.1)%
Income tax provision (benefit)	3	(66)	69	(104.5)%
Depreciation expense	163	169	(6)	(3.6)%
Amortization expense	32	38	(6)	(15.8)%
EBITDA (Non-GAAP)	337	32	305	NM
Adjustments:
Restructuring and asset impairment costs(1)	4	16	(12)	(75.0)%
Share-based compensation expense (2)	23	19	4	21.1%
LIFO reserve change (3)	118	6	112	NM
Loss on extinguishment of debt (4)	23	—	23	NM
Business transformation costs (5)	14	8	6	75.0%
COVID-19 bad debt (benefit) expense (6)	(15)	95	(110)	(115.8)%
COVID-19 product donations and inventory adjustments (7)	—	40	(40)	(100.0)%
COVID-19 other related expenses (8)	1	11	(10)	(90.9)%
Business acquisition and integration related costs and other (9)	(1)	38	(39)	(102.6)%
Adjusted EBITDA (Non-GAAP)	504	265	239	90.2%
Depreciation expense	(163)	(169)	6	(3.6)%
Interest expense—net	(108)	(115)	7	(6.1)%
Income tax provision, as adjusted (10)	(60)	2	(62)	NM
Adjusted net income (Non-GAAP) (11)	$173	$(17)	$190	NM

Diluted EPS (GAAP)	$0.03	$(1.05)	$1.08	(102.9)%
Restructuring and asset impairment costs(1)	0.02	0.07	(0.05)	(71.4)%
Share-based compensation expense (2)	0.09	0.09	—	—%
LIFO reserve change (3)	0.47	0.03	0.44	NM
Loss on extinguishment of debt (4)	0.09	—	0.09	NM
Business transformation costs (5)	0.06	0.04	0.02	50.0%
COVID-19 bad debt (benefit) expense (6)	(0.06)	0.43	(0.49)	(114.0)%
COVID-19 product donations and inventory adjustments (7)	—	0.18	(0.18)	(100.0)%
COVID-19 other related expenses (8)	—	0.05	(0.05)	(100.0)%
Business acquisition and integration related costs and other (9)	—	0.17	(0.17)	(100.0)%
Income tax impact of adjustments (10)	(0.01)	(0.09)	0.08	(88.9)%
Adjusted Diluted EPS (Non-GAAP) (12)	$0.69	$(0.08)	$0.77	NM

Weighted-average diluted shares outstanding (Non-GAAP) (13)	249,539,994	219,411,862

Gross profit (GAAP)	$2,172	$1,737	$435	25.0%
LIFO reserve change (3)	118	6	112	NM
COVID-19 product donations and inventory adjustments (7)	—	40	(40)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$2,290	$1,783	$507	28.4%

Operating expenses (GAAP)	$2,020	$1,922	$98	5.1%
Depreciation and amortization expense	(195)	(207)	12	(5.8)%
Restructuring and asset impairment costs(1)	(4)	(16)	12	(75.0)%
Share-based compensation expense (2)	(23)	(19)	(4)	21.1%
Business transformation costs (4)	(14)	(8)	(6)	75.0%
COVID-19 bad debt (benefit) expense (6)	15	(95)	110	(115.8)%
COVID-19 other related expenses (8)	(1)	(11)	10	(90.9)%
Business acquisition and integration related costs and other (9)	1	(38)	39	(102.6)%
Adjusted Operating expenses (Non-GAAP)	$1,799	$1,528	$271	17.7%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the change in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(8)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(9)Includes: (i) aggregate acquisition and integration related costs of $12 million and $39 million for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively; and partially offset by (ii) favorable legal settlement recovery of $13 million for the 26 weeks ended July 3, 2021; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(10)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(11)Effective as of the first quarter 2021, we have presented Adjusted net income. Previously, we presented Adjusted net income available to common shareholders.
(12)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 12. Prior period amounts have been revised to conform with current year presentation.
(13)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	July 3, 2021	January 2, 2021	June 27, 2020
Total Debt (GAAP)	$5,515	$5,748	$6,214
Cash, cash equivalents and restricted cash	(699)	(828)	(1,676)
Net Debt (Non-GAAP)	$4,816	$4,920	$4,538
Adjusted EBITDA (1)	$887	$648	$907
Net Leverage Ratio (2)	5.4	7.6	5.0

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA